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                                                                    Exhibit 10.6

                                AGREEMENT BETWEEN
                            ANTHONY J. AFFUSO AND UGS

This Agreement between UGS PLM Solutions Inc., a Delaware Corporation, and its successors and assigns ("UGS"), and Anthony J. Affuso ("Executive") is entered into effective as of March 1, 2004.

1.    CURRENT POSITION:

      President and Chief Executive Officer, UGS.

2.    ANNUAL SALARY:

      Executive's current annual salary is $500,000, payable in substantially equal installments on a semimonthly basis in accordance with UGS' regular payroll practice. Executive's base salary shall be reviewed on an annual basis.

3.    BONUS:

      Effective as of January 1, 2004, Executive shall participate in UGS' executive annual bonus plan and have an annual performance bonus target opportunity of at least 100% of Executive's base salary.

4.    BENEFITS:

      In the event Executive remains employed by UGS after ceasing to participate in and accruing benefits under some or all benefit plans of Electronic Data Systems Corporation ("EDS"), Executive and his eligible dependents shall be offered the opportunity to participate in and/or receive employee related benefits on terms not less favorable to Executive than the terms generally offered to other executives of UGS (except as expressly provided for in this Agreement, Executive acknowledges UGS shall not be obligated to offer any such replacement benefits).

5.    EQUITY BASED INCENTIVE COMPENSATION:

      In the event UGS develops and adopts an equity award program, Executive shall be eligible to participate in such program on the same basis as other UGS executives.

6.    EXPENSE REIMBURSEMENT AND ALLOWANCES:

      Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by him in accordance with UGS' policies, practices and procedures.

7.    SEPARATION BENEFITS:

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      (a) If, during the Term of this Agreement, Executive is involuntarily terminated by UGS without Cause or he voluntarily terminates his employment with UGS for Good Reason, Executive shall be entitled to receive from UGS within fourteen (14) days of his separation, in lieu of receiving any other separation and/or severance related payments or benefits from UGS, the following

            (1) a lump sum payment equal to Executive's accrued but unpaid base salary through the date of termination, less all applicable deductions;

            (2) a lump sum payment equal to any declared but unpaid bonus(es) attributable to performance in prior years and any unpaid Retention Bonus amounts to which Executive is entitled pursuant to Paragraph 8 or 9 of this Agreement, less all applicable deductions;

            (3) a lump sum payment equivalent to 2.99 times Executive's final annual base salary, less all applicable deductions;

            (4) a lump sum payment equivalent to 2.99 times Executives annual performance bonus target for the year in which Executive separates, less all applicable deductions; and

            (5) all deferred and restricted UGS stock awards, stock units, additional discretionary credits, and/or stock options awarded to Executive that remain outstanding on the date of termination shall immediately vest, shall immediately be freed of any restrictions regarding their sale or transfer (other than any such restrictions arising by operation of law or pursuant to the terms of any applicable deferral plan), and with regard to all stock options (whether previously vested or accelerated pursuant to this provision), they shall be exercisable for a period of two (2) years from the date of Executive's separation.

      (b) Executive's receipt of the separation benefits described in Paragraph 7(a) of this Agreement is contingent upon Executive signing a separation agreement (which will include amongst its other terms an agreement by Executive to release and/or waive any and all existing claims he may have against UGS) deemed appropriate by UGS substantially in the form attached hereto as "Exhibit A" ("Separation Agreement"). Executive's receipt of the separation benefits described in Paragraph 7(a) is further contingent upon Executive not revoking his signature within seven (7) days of signing the Separation Agreement.

8.    PRIVATE EQUITY SALE

      In the event of a Private Equity Sale during the Term of this Agreement, and provided Executive is employed by UGS at the time of such Private Equity Sale, Executive shall be entitled to receive the following:

      (a) a "Private Equity Retention Bonus", the amount of which is dependent upon both the percent of UGS that is sold and the final sale price of UGS. In the event 100% of the outstanding voting securities of UGS are sold pursuant to a Private Equity Sale, the actual

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      amount of the Private Equity Retention Bonus shall be determined by referring to Exhibit B. In the event less than 100% of the outstanding voting securities of UGS are sold pursuant to a Private Equity Sale, the Final Sale Price amounts in Exhibit B shall be proportionately reduced based upon the percent of the outstanding voting securities of UGS actually sold.(1) Such Private Equity Retention Bonus shall be payable as follows: twenty-five percent (25%) of such bonus, less all applicable deductions, shall be paid within 14 days of the Private Equity Sale; thirty-seven-and-a-half percent (37.5%) of such bonus, less all applicable deductions, shall be paid on or behalf the one year anniversary of the Private Equity Sale; and

      (b) eligibility to participate in a UGS supplemental executive retirement plan pursuant to which Executive shall receive from UGS a supplemental executive retirement benefit calculated pursuant to terms identical to those of the EDS Supplemental Executive Retirement Plan ("SERP") in effect as of the date of the Private Equity Sale, recognizing Executive's pay and service with EDS and UGS through the Term of this Agreement (or through Executive's separation from employment, if earlier). It is expressly understood by Executive that, pursuant to the term of EDS' SERP, EDS shall remain solely responsible for the payment of any supplemental executive retirement benefit accruing to Executive prior to the Private Equity Sale, and that UGS shall be solely responsible for the payment of any supplemental executive retirement benefit accruing to Executive on or after the Private Equity Sale.(2)

9.    INITIAL PUBLIC OFFERING

      (a) In the event of an IPO during the Term of this Agreement, and provided Executive is employed by UGS at the time of the IPO, Executive shall be entitled to receive the following:

            (1) a payment in the amount of $200,000 ("IPO Retention Bonus"), less applicable deductions, to be paid within 14 days of the IPO;

            (2) 450,000 options to purchase shares of UGS common stock at the IPO price, which options shall vest evenly over four (4) years following the grant (25% each year) and have a ten (10) year term; and

            (3) effective as of the IPO, Executive's annual base salary shall be increased to $650,000.

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(1) In the event less than 100% of the outstanding voting securities of UGS are sold, each of the Final Sale Price amounts in Exhibit B shall be multiplied by the final percent of outstanding voting securities of UGS actually sold. For example, assuming 90% of the outstanding voting securities of UGS are sold for $1.71 billion, the Final Sale Price threshold of > or = $1.80 billion will be reduced to > or = $1.62 billion ($1.80 billion x 90%). Given the above example, Executive would receive a Private Equity Retention Bonus of $1,000,000.

(2) For purposes of clarification, a demonstrative example of the retirement benefits Executive would be eligible to receive in light of Paragraph 8(b) or Paragraph 9(b) of this Agreement is attached as Exhibit "C". Such demonstrative example assumes Executive ceases to accrue EDS retirement benefits on May 30, 2004, remains employed with UGS through February 29, 2008, and commences benefit payments on March 1, 2008.

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      (b) If, subsequent to an IPO and during the Term of this Agreement, EDS ceases to own 80% or more of the voting stock of UGS, and provided Executive is employed by UGS at such time, Executive shall be eligible to participate in a UGS supplemental executive retirement plan pursuant to which Executive shall receive from UGS a supplemental executive retirement benefit calculated pursuant to terms identical to those of the EDS SERP in effect as of the date EDS ceased to own 80% or more of the voting stock of UGS, recognizing Executive's pay and service with EDS and UGS through the Term of this Agreement (or through Executive's separation from employment, if earlier). It is expressly understood by Executive that, pursuant to the terms of EDS' SERP, EDS shall remain solely responsible for the payment of any supplemental executive retirement benefit accruing to Executive prior to the time EDS ceased to own 80% or more of the voting stock of UGS.

      (c) The terms of this Paragraph 9 shall become null and void in the event a Private Equity Sale occurs prior to an IPO.

10.   EXCISE TAXES

      (a) If any Payment is subject to the Excise Tax, then UGS shall pay the Executive a Gross-Up Payment (regardless of whether the Executive's employment has terminated). Notwithstanding the foregoing, if the Parachute Value of all Payments does not exceed 110% of the Safe Harbor Amount, then UGS shall not pay the Executive a Gross-Up Payment, and the Payments due under this Agreement shall be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor amount; provided, that if even after all Payments due hereunder are reduced to zero, the Parachute Value of all Payments would still exceed the Safe Harbor Amount, then no reduction of any Payments shall be made. The reduction of the Payments due hereunder, if applicable, shall be made by first reducing the payments under Paragraph 7(a)(3) and/or (4), in that order, unless an alternative method of reduction is elected by the Executive, subject to approval by UGS, and in any event shall be made in such a manner as to maximize the economic present value of all Payments actually made to the Executive, determined by the Accounting Firm as of the date of the change of control for purposes of Section 280G of the Code using the discount rate required by Section 280(d)(4) of the Code.

      (b) All determinations required to be made under this Paragraph 10, including whether and when Gross-Up Payments are required and the amount of such Gross-Up Payments, whether and in what manner any Payments are to be reduced pursuant to the second sentence of Paragraph 10(a), and the assumptions to be utilized in arising at such determinations, shall be made by the Accounting Firm, and shall be binding upon UGS and the Executive, except to the extent the Internal Revenue Service or a court of competent jurisdiction makes an inconsistent final and binding determination. The Accounting Firm shall provide detailed supporting calculations both to UGS and the Executive within 15 business days after receiving notice from the Executive that there has been a Payment or such earlier time as may be requested by UGS. All fees and expenses of the Accounting Firm shall be borne solely by UGS. Any Gross-Up Payment that becomes due pursuant to this Paragraph 10 shall be paid by UGS to the Executive

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      within five days of the receipt of the Accounting Firm's determination, or, if later, at least 20 business days before the Executive is obligated to pay the related Excise Tax. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by UGS should have been made (an "Underpayment"). In the event the Accounting Firm determines that there has been an Underpayment or the Executive is required to make a payment of any Excise Tax as a result of a claim described in Paragraph 10(c), then the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by UGS to or for the benefit of the Executive.

      (c) The Executive shall notify UGS in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by UGS of a Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than 10 business days after the Executive is informed in writing of such claim. The Executive shall apprise UGS of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to UGS (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If UGS notifies the Executive in writing prior to the expiration of such period that UGS desires to contest such claim, the Executive shall

            (1) give UGS any information reasonably requested by UGS relating to such claim,

            (2) take such action in connection with contesting such claim as UGS shall reasonably request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney reasonably selected by UGS,

            (3) cooperate with UGS in good faith in order to effectively to contest such claim, and

            (4) permit UGS to participate in any proceedings relating to such claim; provided, however, that UGS shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold the Executive harmless, on an After-Tax basis, for an Excise Tax or Taxes imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Paragraph 10(c), UGS shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either direct the Executive to pay the Taxes claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as UGS shall determine;

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            provided, however, that, if UGS directs the Executive to pay such claim and sue for a refund, UGS shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an After-Tax basis, from any Excise Tax or Taxes imposed with respect to such advance or with respect to any imputed income in connection with such advance; and provided, further, that any extension of the relevant statute of limitations is limited solely to such contested amount. Furthermore, UGS' control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

      (d) If, at any time after receiving a Gross-Up Payment or an advance pursuant to Paragraph 10(c), the Executive receives any refund of the associated Excise Tax, the Executive shall (subject to UGS' having complied with the requirements of Paragraph 10(c), if applicable) promptly pay to UGS the amount of such refund, together with any interest paid or credited thereon net of all Taxes applicable thereof. If, after the Executive receives an advance pursuant to Paragraph 10(c), a determination is made that the Executive is not entitled to any refund with respect to such claim and UGS does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid, and the amount of any Gross-Up Payment owed to the Executive shall be reduced (but not below zero) by the amount of such advance.

      (e) Notwithstanding any other provision of this Paragraph 10, UGS may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of the Executive, all or any portion of any Gross-Up Payment, and the Executive hereby consents to such withholding.

      (f) Any other liability for unpaid or unwithheld Excise Taxes, other than those described above, is borne exclusively by UGS, in accordance with Code Section 3403. The assumption of such liability by UGS shall not in any manner relieve UGS of any of its obligations under Paragraph 10 of the Agreement.

11.   DEFINITIONS

      The following terms shall have the meanings set forth below for purposes of this Agreement.

            "Accounting Firm" means any law firm or the certified public accounting firm among those regularly consulted by UGS during the twelve-month period prior to the date of the change of control for purposes of Section 280G of the Code.

            "After-Tax" means after taking in account all applicable Taxes and Excise Tax.

            "Cause" means the Executive has (i) been convicted of, or pleaded guilty to, a felony involving theft or moral turpitude; (ii) willfully and materially failed to follow EDS' and/or UGS' lawful and appropriate policies, directive or orders

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            applicable to employees holding comparable positions that resulted in significant harm to either EDS or UGS (recognizing that Executive shall not be obligated to follow policies, directives or orders that are unethical or would require Executive to violate his duties and/or obligations to EDS and/or UGS, their Board of Directors, or their shareholders); (iii) willfully and intentionally destroyed or stolen EDS and/or UGS property or falsified EDS and/or UGS documents; (iv) willfully and materially violated the EDS Code of Business Conduct and/or applicable UGS rules or procedures that resulted in significant harm to EDS and/or UGS; or (v) engaged in conduct that constitutes willful gross neglect with respect to employment duties that resulted in significant harm to EDS and/or UGS. For purposes of the definition of Cause, no act or failure to act on the part of the Executive shall be considered "willful" unless it is done, or omitted to be done, by the Executive intentionally, in bad faith and without reasonable belief that the Executive's action or omission was in the best interest of EDS and/or UGS.

            "Code" means the Internal Revenue Code of 1986, as amended.

            "Excise Tax" means the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

            "Good Reason" means: (i) reducing Executive's base salary or target bonus opportunity, excluding a company-wide reduction in base salaries or target bonus opportunities that are generally applicable to senior executives of UGS, or an inadvertent error not made in bad faith and which is remedied promptly by UGS after receipt of notice thereof by Executive; (ii) requiring Executive to be based at any office or location that is more that fifty (50) miles from Executive's principal work location as of the effective date of this Agreement; or (iii) removing Executive from either the position of President or Chief Executive Officer of UGS.

            "Gross-Up Payment" means an amount such that, after payment by the Executive of all Taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, (i) any income and FICA taxes (and any interest and penalties imposed with respect thereto) and (ii) Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made, and state and local income taxes at the highest marginal rate of taxation in either the state and locality of the Executive's place of employment at the time of Change in Control or in the state and locality of residence at the time or times of payment, as applicable, net of the maximum reduction in federal income taxes that could be obtained from the deduction of the state and local taxes.

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            "Initial Public Offering" or "IPO" means the closing date of the offering and sale of equity securities of UGS pursuant to a registration statement that has been filed with, and declared effective by, the Securities and Exchange Commission. An IPO shall not include any transaction involving the offering and sale of equity securities of UGS following such time as EDS shall have ceased to own 100% of the capital stock of the Company. For purposes of this Agreement, there shall not be more than one IPO.

            "Parachute Value" of a Payment means the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a "parachute payment" under Section 280(b)(2) of the Code, as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

            "Payment" means any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise.

            "Private Equity Sale" shall mean the closing date of the transaction pursuant to which EDS sells greater than 50% of the outstanding voting securities of UGS, other than in connection with an Initial Public Offering. For purposes of this Agreement, there shall not be more than one Private Equity Sale.

            "Safe Harbor Amount" means 2.99 times the Executive's "base amount," within the meaning of Section 280G(b)(3) of the Code.

            "Taxes" means all federal, state, local and foreign income, excise, social security and other taxes, other than Excise Tax, and any associated interest and penalties.

            "Terms of this Agreement" means the period beginning on the date of this Agreement and ending on February 29, 2008

            "Underpayment" has the meaning set forth in Paragraph 10(b).

12.   ENTIRE AGREEMENT:

      This Agreement, in conjunction with Executive's EDS Agreement entered into effective March 15, 2004, EDS Indemnification Agreement, and all written agreements Executive has entered into with EDS in connection with the 2003 Incentive Plan of Electronic Data Systems Corporation (and all prior or subsequent amendments), the Global Share Plan or the Performance Share Plan, which agreements, if any, are incorporated herein by reference, constitute the entire agreement between Executive and EDS/UGS, and supersede and prevail over all other prior and/or contemporaneous agreements, understandings or representations by or between the parties, whether oral or written, and specifically supercede and prevail over, without limitation, Executive's EDS Change of Control Employment Agreement dated October 23, 2001, and Executive's Retention Agreement dated December 3, 2002 (both of which Executive acknowledges are null and void and of no further force or effect). This Agreement may not be modified or amended,

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      and there shall be no waiver of its provisions, except by a written instrument executed by Executive and approved by the Compensation and Benefits Committee of EDS' Board of Directors if prior to a Private Equity Sale or IPO, or the most senior officer or applicable committee of the Board of Directors of UGS or EDS (as determined by applicable listing standards and committee charter) if after a Private Equity Sale or IPO. It is expressly acknowledged by the parties that this Agreement does not alter or in any way amend the terms of EDS' SERP.

13.   NOTICE:

      All notices shall be in writing and shall be given, if by Executive to UGS, by telecopy or facsimile transmission at the telecommunications number set forth below and, if by either UGS or Executive, either by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

            If to Executive
            Anthony J. Affuso
            3132 Seneca Drive
            Frisco, Texas  75034

                  If to UGS (if at such time UGS is no
                  longer a wholly owned subsidiary of
                  EDS, such notice should be provided to
                  UGS' Board of Directors);
                  Electronic Data Systems Corporation
                  5400 Legacy Drive H3-1D-22
                  Plano, Texas  75024
                  Telecommunications Number:  (972)605-1926
                  Attention: Michael A. Paloucci
                             Vice President, Global Compensation & Benefits

UGS PLM SOLUTIONS INC.

/s/ Jeffrey M. Heller                       Date: 3/2/2004
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By: Jeffrey M. Heller
    Vice President

/s/ Anthony J. Affuso                       Date: 3/1/2004
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    Anthony J. Affuso

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